Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to  incorporation by reference in this Registration Statement on Form S-1 of our report dated August 14, 2019, relating to the balance sheet of Apex Technology Acquisition Corporation as of June 30, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from April 5, 2019 (inception) to June 30, 2019, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-233299 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 16, 2019